Exhibit 99.1

Southern National Bancorp of Virginia, Inc. Names Jeffrey Culver President and Chief Operating Officer

MCLEAN, Va., April 20, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National") announced today that Jeffrey H. Culver has been appointed President and Chief Operating Officer of Southern National, effective May 7, 2018.

Georgia Derrico, Executive Chairman of Southern National, stated, "We are very pleased to have Jeff join Southern National. I am confident Jeff's leadership experience will further our company as we position ourselves for continued growth and success. Joe Shearin, CEO of Southern National, has known him for over eight years and his depth and breadth of experience in the banking industry will be a valuable addition to our team."

Mr. Culver is enthusiastic about his new role at Southern National and commented, "I am thrilled to be joining the Southern National team and excited to help it continue its mission of not just building a bigger bank - but a better one for its customers, employees, shareholders, and communities."

Mr. Culver has more than 25 years of experience in the banking industry. Mr. Culver most recently served as Executive Vice President and Chief Operating Officer of Access National Bank. Mr. Culver served as Senior Executive Vice President and Chief Operating Officer of Middleburg Financial Corporation until its merger with Access National Corporation in 2017. Mr. Culver holds a Bachelor of Arts degree from Ursinus College and Master of Arts degree in economics from American University.

About Southern National

Southern National is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. As of December 31, 2017, Southern National had $2.06 billion in total loans, $2.61 billion in total assets, $1.87 billion in total deposits and $322.8 million in total stockholders' equity. At December 31, 2017, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Contact: R. Roderick Porter, Executive Vice Chairman Phone: 202-464-1130 ext. 2406 Fax: 202-464-1134 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com	Contact: Joe A. Shearin, CEO Phone: 804-528-4752 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com